Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated May 20, 2024 with respect to the Class A common stock, par value $0.00001 per share, of European Wax Center, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: May 20, 2024

MIG MASTER FUND, L.P.

By:	MIG Capital Advisors, LLC General partner

By:	/s/ Richard P. Merage
	Name:	Richard P. Merage
	Title:	Chief Executive Officer and Manager

MIG CAPITAL ADVISORS, LLC

By:	/s/ Richard P. Merage
	Name:	Richard P. Merage
	Title:	Chief Executive Officer and Manager

MIG CAPITAL, LLC

By:	/s/ Richard P. Merage
	Name:	Richard P. Merage
	Title:	Chief Executive Officer and Manager

/s/ Richard P. Merage
RICHARD P. MERAGE